Exhibit 99.1

Gladstone Commercial Corporation Announces Pricing of Common Stock Offering

MCLEAN, VA, July 20, 2017 (GLOBE NEWSWIRE) – Gladstone Commercial Corporation (Nasdaq: GOOD) (the “Company”) today announced that it has priced its public offering of 1,150,000 shares of its common stock at a price to the public of $20.52 per share. The Company has also granted the underwriters a 30-day option to purchase up to 172,500 additional shares of common stock. Subject to customary closing conditions, the offering is expected to close on or about July 25, 2017. The net proceeds to the Company, after deducting the underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $22.6 million (exclusive of the underwriters’ 30-day option to purchase additional shares of common stock).

Janney Montgomery Scott LLC, D.A. Davidson & Co., Nomura Securities International, Inc., and Wunderlich Securities, Inc. are serving as the joint book-running managers for the offering.

The Company intends to use the net proceeds from this offering to fund pending and future property acquisitions, prepay existing indebtedness and for other general corporate purposes.

The offering is being conducted as a public offering under the Company’s effective shelf registration statement filed with the Securities and Exchange Commission (File No. 333-208953). To obtain a copy of the preliminary prospectus supplement, dated July 19, 2017, and the final prospectus supplement, dated July 20, 2017, for this offering, please contact Janney Montgomery Scott LLC at 60 State Street, Boston, MA 02109, Attention: Equity Capital Markets Group, or email prospectus@janney.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Gladstone Commercial Corporation: Gladstone Commercial is a real estate investment trust focused on acquiring, owning and operating net leased industrial and office properties across the United States. As of March 31, 2017, Gladstone Commercial’s real estate portfolio consisted of 95 properties located in 24 states, totaling approximately 10.9 million square feet.

Forward-Looking Statements

This press release contains certain forward-looking statements, such as the anticipated use of proceeds, which are based upon the Company’s current expectations and are inherently uncertain, including forward-looking statements with respect to this offering. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future. Such statements speak only as of the time when made and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the prospectus supplement and accompanying prospectus filed by the Company with the SEC, and the documents incorporated therein by reference, and in the Company’s annual and periodic reports and other documents filed with the SEC, copies of which are available on the SEC’s website, www.sec.gov.

SOURCE: Gladstone Commercial Corporation

Investor Relations Inquiries: Please visit www.gladstonecommercial.com or +1-703-287-5893.